Exhibit 99.1

American Eagle Outfitters’ business accelerates across American Eagle and Aerie brands; first quarter revenue on-track to mid-teens growth vs. pre-COVID 2019

Approximately $120 million in first quarter operating income expected, fueled by strong demand and margin expansion

04.14.21.

Pittsburgh -- (BUSINESS WIRE) -- American Eagle Outfitters (NYSE: AEO) today announced that business is exceeding expectations with first quarter revenue on track to over $1 billion, a mid-teens increase compared to pre—COVID 2019 first quarter reported revenue.  Demand has accelerated across the American Eagle and Aerie brands, generating strong margins, higher full-priced selling and reduced promotions.  For the period, management expects operating income of approximately $120 million, compared to first quarter 2019 operating income of $48 million and adjusted operating income of $49 million.

AEO’s growth priorities centered on the “Real Power. Real Growth.” value creation plan are having a meaningful impact, fueling our brands, channels and attracting new customers.  External factors, such as economic stimulus, renewed consumer optimism and pent-up demand are also positively contributing to business performance.

Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer commented, “In light of the current environment, it’s truly gratifying to see consumer optimism, strong demand across channels and loyalty for our brands continue.  I’m amazed by the incredible momentum of Aerie, which is consistently reaching new heights and exceeding our expectations.  We are seeing great progress at American Eagle, with stronger merchandise, marketing and inventory management clearly demonstrating the power and true potential of our leading brand.  Looking forward, I have never been more optimistic about our future than I am today. We remain disciplined and focused on delivering profit growth through our Real Power. Real Growth value creation plan, with our sights set on achieving our 2023 financial targets and generating superior shareholder returns.”

The company will report its first quarter 2021 results for the fiscal quarter ended May 1, 2021 by press release at 4:15 p.m. E.T., on May 26, 2021 and will also host a summary of AEO, Inc.’s first quarter results with a live conference call that will be webcast at 4:30 p.m. E.T.  The foregoing forward-looking statements reflect our expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 33 countries. For more information, please visit www.aeo-inc.com.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including consolidated adjusted operating income, excluding non-GAAP items. This financial measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and is not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.  Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP consolidated financial statements, as it helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude in such non-GAAP measures. Accordingly, we believe that adjusted operating income provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to the key financial metrics used by our management in our financial and operational decision-making.

This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.  We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view these non-GAAP financial measures in conjunction with the related GAAP financial measures.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including first quarter 2021 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended January 30, 2021 and in any other filings that we may make with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for the first quarter 2021 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the negative impacts of the COVID-19 pandemic and related operational disruptions; the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com